Exhibit 99.1

NEWS RELEASE - FOR IMMEDIATE RELEASE

Medical Technology Systems, Inc.	Porter, LeVay & Rose, Inc.
Michael P. Conroy, CFO	Michael Porter, Investor Relations
Phone: 727-576-6311, Ext. 464	Margarerit C. Drgos, Media Relations
Fax: 727-540-0547	Phone: 212-564-4700
ir@mts-mt.com	Fax: 212-244-3075
plrmail@plrinvest.com

MTS MEDICATION TECHNOLOGIES ANNOUNCES FIRST QUARTER RESULTS

REVENUE UP 43%

PRO FORMA NET INCOME AVAILABLE TO COMMON STOCKHOLDERS UP 72%

CLEARWATER, FLORIDA – August 9, 2004 – MTS Medication Technologies (AMEX:MPP) today announced results for the first quarter that ended June 30, 2004. The results are presented on both a pro forma basis and in accordance with Generally Accepted Accounting Principals (GAAP). The pro forma results shown in this press release eliminate, from the results of operations, certain non-recurring items that are included in the GAAP results. These items include costs associated with the early repayment of subordinated debt and the relocation of the Company’s headquarters, which are discussed in more detail below.

The Company believes that presenting the information contained in this press release on a pro forma basis assists the readers in gaining a better understanding of its recurring results, especially when comparing those results to previous periods. Management uses this pro forma information, in addition to GAAP information, as the basis for measuring the Company’s ongoing operating performance and comparing that information to the performance experienced in the prior period. This pro forma information, as well as the GAAP information, is also used by management in its financial and operating decision making. Pro forma information is not meant to be considered superior to or a substitute for the Company’s results of operations prepared in accordance with GAAP.

The Company previously announced two events that occurred in the first quarter of this fiscal year that would impact its results of operations presented in accordance with GAAP. These events were the early repayment of its subordinated debt, which carried an interest rate of 14% and the relocation of the Company’s offices and manufacturing facilities. The Company believes that although both of these events impact the first quarter of fiscal 2005 results of operations presented in accordance with GAAP, they will have a significant positive effect on results of operations presented in accordance with GAAP in the future.

Net sales for the first quarter increased 43% to $10.0 million from $7.0 million the prior year. Pro forma operating profit rose 32.0% to $1,180,000 from $894,000 in the first quarter of the prior year. Operating profit was $1,055,000 on a GAAP basis and included previously announced charges, of approximately $125,000, associated with the acceleration of amortization of certain leasehold improvements that will be abandoned when the Company moves to a new facility in October 2004. Pro forma net income available to common stockholders increased 71.7% to $486,000 from $283,000 in the first quarter of the prior year. Pro forma diluted earnings per common share increased 60% to $.08 from $.05 in the first quarter of the prior year. Including after tax charges of approximately $80,000 associated with the acceleration of amortization of leasehold improvements and previously announced after tax charges of approximately $907,000 associated with the acceleration of the amortization of the original issue discount, financing costs and the prepayment penalty associated with the early repayment of the Company’s subordinated debt in June 2004, the net loss to common stockholders for the first quarter was $501,000 on a GAAP basis and the fully diluted loss per common share was $0.08 on a GAAP basis.

Gross profit margin for the first quarter was 37.8% compared with 39.6% in the first quarter of the prior year. Gross margin percentage was lower in the first quarter of this year compared to the prior year primarily due to the fact that the Company recorded revenue on four OnDemand® machines in the first quarter of this year and did not record any revenue from OnDemand machine sales in the first quarter of the prior year. Although the gross margin percentage realized on sales of OnDemand machines is generally lower than the gross margin percentage realized on sales of disposable products, the sales of the OnDemand machines contributed to an overall increase in gross profit during the first quarter of this year of approximately $1,000,000. The product margin on disposable products and machines, other than OnDemand machines, increased in the first quarter of this year compared with the first quarter of the prior year primarily due to an improvement in efficiencies achieved in the manufacturing process that were realized from new production equipment added in the fourth quarter of fiscal 2004.

SG&A expenses for the first quarter were $2.2 million compared with $1.6 million the prior year. SG&A expenses were 22.3% of revenue in the first quarter of this year compared with 22.9% of revenue in the first quarter of the prior year. Although SG&A expenses increased this quarter compared with the first quarter of the previous year, these costs did not rise significantly from the levels experienced in the third and fourth quarters of the prior fiscal year. During the first quarter, there were one-time expenses incurred for the official launch of OnDemand at tradeshows and sales meetings, as well as marketing expenditures associated with the rebranding of the Company. Also, costs related to employee benefits increased and sales and marketing executive level personnel were added in the third and fourth quarter of the previous year to manage the growth in revenue.

Todd Siegel, President and Chief Executive Officer, commented, “We are very pleased that our company has achieved record growth in revenue this quarter and impressive growth in pro forma operating profits, net income available to common stockholders and earnings per share. “Our results this quarter included revenue of approximately $1.5 million attributed to the sale and installation of four OnDemand machines and continued strong growth in sales of our disposable products and other machines. We previously announced two significant events that occurred in our first quarter, which were the early repayment of our subordinated debt and the decision to move our operations into a new facility. We believe that both of these events will contribute to future earnings growth.”

Siegel added, “The replacement of our subordinated debt with less expensive senior debt, will allow the Company to realize a significant savings in interest costs and will eliminate the amortization of the original issue discount and financing costs that were associated with the subordinated debt. We believe we will realize an after tax benefit of approximately $0.02 per diluted common share each quarter beginning with the second quarter ending September 30, 2004. We expect to utilize the savings in interest costs, in combination with cash flow generated from operations, to accelerate the reduction of our overall debt.”

“The Company’s move to a new facility is expected to take place during the second quarter. Although there will be certain one-time costs associated with the move, the operating efficiencies gained by having all operations and personnel in one building is expected to offset much of these one-time costs. In addition, the new lease provides us with a one-time payment of $400,000 from the new landlord, which should offset our cash expenditures for the move. This one-time payment of $400,000 will be amortized over the term of the new lease and provide a benefit to future results of operations.”

Mr. Siegel continued, “ We are optimistic that the rebranding of the Company will enhance our ability to reach new markets and help solidify our customer relationships in our existing markets. Last week, we announced the introduction of an exciting new product that addresses a significant challenge our customers face when they dispense emergency and first-dose medications. MedLocker™ represents an attractive and cost efficient system that will allow pharmacies to save money and provide long-term care facilities with better service in the critical area of medication dispensing. We expect that MedLocker will not only provide our company with another product to contribute to our growth objectives, but also will bring with it the added benefit of selling our customers more disposable punch cards. We believe this innovative new solution significantly expands the market for our products.”

Siegel added, “We recently announced that Michael Conroy, who has served as our Chief Financial Officer for the last eight years intends to retire later this year. We have asked Michael to remain with the Company for a period of time to ensure an orderly transition of his duties to our new CFO, Michael Branca. Michael Conroy’s employment agreement provided for a 50,000 share restricted stock grant, which will be issued in our second quarter.”

It is not the Company’s practice to provide quarter-to-quarter guidance on expected results. However, because non-recurring items will also occur during the second quarter, we have elected to provide guidance on our expected second quarter results, as well as for the entire fiscal year.

In the second quarter, we expect that our revenue will be $10.0 – $10.5 million; our pro forma diluted earnings per share will be $.11 – $.12; and our diluted earnings per share presented in accordance with GAAP will be $.04 – $.05.

The reconciliation of the pro forma diluted earnings per share and diluted earnings per share in accordance with GAAP is as follows:

1.     Charges associated with the relocation of the Company’s operations ($.04).
2.     Charges associated with the restricted stock grant ($.03).

We now expect that our revenue for the entire fiscal year will be approximately $42.0 – $43.0 million. We believe our pro forma diluted earnings per share will be approximately $.48 – $.50, and we believe our diluted earnings per share presented in accordance with GAAP will be approximately $.26 – $.28.

The reconciliation of the pro forma diluted earnings per share and diluted earnings per share presented in accordance with GAAP is as follows:

1.     Charges associated with the relocation of the Company’s operations ($.06).
2.     Charges associated with the restricted stock grant ($.03).
3.     Charges associated with the early repayment of the Company’s subordinated debt ($.13).

The effect of each of the charges above has been presented net of tax, and as it relates to the acceleration of the amortization of the original issue discount associated with the early repayment of the subordinated debt, adjusted for the reduction in income tax benefits that result from the difference in the amount of original issue discount the Company may deduct for tax purposes and the amount of the original issue discount that has been recorded for financial statement purposes.

Notice of Conference Call

Management of the Company will host a conference call August 9, 2004 at 1:00 P.M. ET. To access the conference call, please call 888-335-6674. A digital replay will be available and may be accessed by visiting the Company’s web site at www.mts-mt.com.

Founded in 1984, MTS Medication Technologies (www.mts-mt.com) is an international provider of medication compliance packaging systems designed to improve medication dispensing and administration. MTS manufactures automated packaging machines and related consumables for prescription medications and nutritional supplements. The Company serves more than 3,000 institutional pharmacies in the long-term care and correctional facility markets, both domestically and internationally.

This press release contains forward-looking statements within the meaning of that term in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Additional written or oral forward-looking statements may be made by the Company from time to time, in filings with the Securities and Exchange Commission or otherwise. Statements contained herein that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions described above. Forward-looking statements may include, but are not limited to, projections of revenue, income or losses, the value of contracts, capital expenditures, plans for future operations, the elimination of losses under certain programs, financing needs or plans, compliance with financial covenants in loan agreements, plans for sale of assets or businesses, plans relating to products or services of the Company, assessments of materiality, predictions of future events and the effects of pending and possible litigation, as well as assumptions relating to the foregoing. In addition, when used in this discussion, the words “anticipates”, “estimates”, “expects”, “intends”, “plans” and variations thereof and similar expressions are intended to identify forward-looking statements. In particular, all statements regarding the continuing of any trend or any expected increases in sales are forward-looking statements, as is any statement regarding expected positive effects of OnDemand™ sales on our profitability in fiscal year 2004.

Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified based on current expectations. Consequently, future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements contained herein. Statements in the Press Release describe factors, among others, that could contribute to or cause such differences. Other factors that could contribute to or cause such differences include, but are not limited to, unanticipated increases in operating costs, labor disputes, customer rejection of any installed OnDemand machine, capital requirements, increases in borrowing costs, product demand, pricing, market acceptance, intellectual property rights and litigation, risks in product and technology development and other risk factors detailed in the Company’s Securities and Exchange Commission filings.

Readers are cautioned not to place undue reliance on any forward-looking statements contained herein, which speak only as of the date hereof. The Company undertakes no obligation to publicly release the result of any revisions of these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unexpected events.

MEDICAL TECHNOLOGY SYSTEMS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands; Except Earnings Per Share Amounts)

(Unaudited)

	Quarter Ended

	June 30, 2004				June 30, 2003

	Pro Forma	Pro Forma Adjustment		GAAP	GAAP

Revenue:
Net Sales	$10,013			$10,013	$7,013
Costs and Expenses:
Cost of Sales	6,229			6,229	4,236
Selling, General and Administrative	2,231			2,231	1,607
Depreciation and Amortization	373	125	(1)	498	276

Total Costs and Expenses	8,833	125		8,958	6,119

Operating Profit	1,180	(125)		1,055	894

Other Expenses:
Interest Expense	193	120	(2)	313	203
Amortization of :
Original Issue Discount	62	741	(3)	803	62
Financing Costs	55	420	(3)	475	85

Total Other Expenses	310	1,281		1,591	350
Income (Loss) Before Income Taxes	870	(1,406)		(536)	544

Income Tax Expense (Benefit)	329	(419)	(4)	(90)	206

Net Income (Loss)	$541	$(987)		$(446)	$338

Convertible Preferred Stock Dividends	55			55	55

Net Income (Loss) Available to Common Stockholders	$486	$(987)		$(501)	$283

Net Income (Loss) Per Common Share - Basic	$0.10			$(0.08)	$0.07

Net Income (Loss) Per Common Share - Diluted	$0.08			$(0.08)	$0.05

Weighted Average Shares Outstanding - Diluted	$7,186			$5,549	$6,636

(1)     Acceleration of amortization of leasehold improvements due to termination of existing lease
(2)     Prepayment penalty associated with early repayment of subordinated debt.
(3)     Acceleration of amortization of original issue discount and financing costs due to early repayment of subordinated debt.
(4)    Tax effect of (1), (2) and (3). Adjusted for the permanent difference between the carrying value of the subordinated note for book and tax purposes.

MEDICAL TECHNOLOGY SYSTEMS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In Thousands)

ASSETS

	June 30,	March 31,
	2004	2004

	(Unaudited)
Current Assets:
Cash	$48	$59
Accounts Receivable, Net	6,917	6,712
Inventories, Net	4,175	4,032
Prepaids and Other	697	411
Deferred Tax Benefits	2,399	2,309

Total Current Assets	14,236	13,523
Property and Equipment, Net	3,700	3,888
Other Assets, Net	2,931	3,410

Total Assets	$20,867	$20,821

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
Current Maturities of Long-Term Debt	$337	$272
Current Maturities of Related Party Note Payable	309	244
Accounts Payable and Accrued Liabilities	3,217	3,701

Total Current Liabilities	3,863	4,217
Long-Term Debt, Less Current Maturities	8,365	7,650
Related Party Note Payable, Less Current Maturities	927	1,030

Total Liabilities	13,155	12,897

Stockholders' Equity:
Common Stock	51	49
Preferred Stock	1	1
Capital In Excess of Par Value	12,659	12,427
Accumulated Deficit	(4,671)	(4,225)
Treasury Stock	(328)	(328)

Total Stockholders' Equity	7,712	7,924

Total Liabilities and Stockholders' Equity	$20,867	$20,821